PLAN OF RECLASSIFICATION OF CLASS B SHARES AS CLASS A SHARES
THE PLAN OF RECLASSIFICATION (Plan) dated as of this 13th day of
May, 2014 is adopted on behalf of each series of Munder Series Trust (MST)
listed in Schedule A (each, a Fund and collectively, the Funds). MST is a Delaware statutory trust with its principal place of business at 480 Pierce Street, Birmingham, Michigan 48009. Each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.
WHEREAS, the reclassifications (the Reclassifications) will consist of the replacement of all of the issued and outstanding Class B shares of each applicable Fund with load waived Class A shares of the same respective
Fund, all upon the terms and subject to the conditions set forth herein;
WHEREAS, the Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the Code);
WHEREAS, each Reclassification is expected to qualify as a tax-free transaction under Section 1036 of the Code and to qualify as a tax-free reorganization within the meaning of Section 368(a)(l)(E) of the Code;
WHEREAS, MSTs Board of Trustees (Board) has determined that each
Reclassification is advisable and in the best interests of the applicable Funds shareholders, and that the interests of Class B shareholders and of the existing holders of Class A shares of each Fund will not be diluted as a result of any Reclassification; and
WHEREAS, the Board has adopted the Plan set forth herein on behalf of each
 Fund;
NOW, THEREFORE:
1.	RECLASSIFICATIONS
1.1.	Pursuant to Article VIII, Section 4 of the Declaration of Trust of MST
, as amended, and upon the terms and subject to the conditions precedent set forth herein, each Class B share shall be replaced with Class A share
(s) of the same respective Fund. The respective Fund shall designate on its books and records each such Class B shareholder as holding the number of Class A shares of the same respective Fund, including fractional
Class A shares, determined by dividing the net asset value of one Class B share of the respective Fund, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Class A share of the same respective Fund, computed in the manner as of the time and date set forth in paragraph 2.2, multiplied by the total number of Class
B shares of the respective Fund owned by such shareholder. Notwithstanding the foregoing and Section 2.2, in the event that no Class A shares of a
Fund are outstanding on the Closing Date (as defined below), Class B shares of each such Fund shall be replaced with Class A shares of the Fund of equal number and of equal value as the Class B shares of the Fund, as applicable, computed in the manner and as of the time and date set forth in paragraph
2.1. Such transactions shall take place at the closing on the Closing Date provided for in paragraph 3.1 (the Closing).
1.2.	On or prior to the Closing Date, MST will file a supplement to each applicable Funds prospectus announcing that the Reclassifications have been approved as described in Section 5.1 and the date on or about which the Reclassifications will occur.
1.3.	Ownership of the Class A shares of the applicable Fund will be shown on the books of such Funds transfer agent.
2.	VALUATION
2.1.	The net asset value of the Class B shares of each Fund shall be the value computed as of the close of regular trading on the New York Stock Exchange , Inc. (the NYSE) on the Closing Date of the Reclassifications (such time and date being hereinafter called the Closing Date), using the valuation procedures set forth in the current prospectus and statement of additional information of the Fund as of the Closing Date.
2.2. 	The net asset value of the Class A shares of each Fund shall be the value computed as of the close of regular trading on the NYSE on the Closing Date, using the valuation procedures set forth in the current prospectus and statement of additional information of the Fund as of the Closing Date.
2.3. 	All computations of value shall be made by the Funds or their delegate(s)
 in accordance with the Funds regular practice.
3.	CLOSING AND CLOSING DATE
3.1.	The Closing Date shall be established by the officers of MST in their sole discretion. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided. The Closing shall be held as of 5:00 p.m. (local time) at the offices of MST, 480 Pierce Street, Birmingham, Michigan, or at such other time and/or place as MST shall decide.
3.2.	In the event that on the Closing Date (i) the NYSE or another primary trading market for portfolio securities of the Funds shall be closed to trading or trading thereon shall be restricted or (ii) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of any Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.
4.	OPERATION OF BUSINESS
4.1.	Each Fund will operate its business, with regard to the shares referred to herein, in the ordinary course between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions and any other dividends and distributions necessary or advisable, in each case payable either in cash or in additional shares.
4.2.	Each Fund shall use its commercially reasonable efforts to cause the
Reclassifications to qualify as a tax-free transaction under Section 1036 of the Code and as a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code.
5.	CONDITIONS PRECEDENT TO OBLIGATIONS FOR RECLASSIFICATION
5.1. 	The Plan shall become effective only upon approval of the Board and the determination that each Reclassification is advisable and in the best interests of the applicable Funds shareholders, and that the interests of
Class B shareholders and the existing holders of Class A shares of each Fund would not be diluted as a result of any Reclassification.
6.	EXPENSES
6.1. 	Munder Capital Management, the investment adviser to each Fund, will assume the costs and expenses of each Reclassification, and, in no event, shall such costs and expenses be paid by a Fund.
6.2. 	No Fund will impose contingent deferred sales charges or up-front sales charges upon affected shareholders as a part of the Reclassifications.